EXHIBIT INDEX

(a)(2) Articles of Amendment to the Articles of Incorporation, dated June 16, 1999.

(b)       By-laws, as amended January 11, 2001.

(h)(11) Transfer Agency Agreement, dated May 10, 2000 between Registrant on behalf of AXP Growth Fund and AXP Research Opportunities Fund and American Express Client Service Corporation.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Independent Auditors' consent.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 11, 2001.

(q)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 11, 2001.

(q)(3) Trustees Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 11, 2001.

(q)(4) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 11, 2001.